RFMSI SERIES 2001-S10 TRUST
                                     Issuer

                 RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                    Depositor

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                                  $618,575,069
                       Mortgage Pass-Through Certificates
                                 Series 2001-S10

                                   -----------
                          Supplement dated May 24, 2001
                                       to
                    Prospectus Supplement dated May 23, 2001
                                       to
                          Prospectus dated May 23, 2001
                                   -----------

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated May 23, 2001.

      The words "the product of (A) the then-applicable related Class M Percentage and (B) the aggregate of the following amounts" in clause (i) on page S-53 under the caption entitled "Principal Distributions on the Class M Certificates" of the prospectus supplement shall be replaced with the following language:

"such class's pro rata share, based on the Certificate Principal Balance of each class of Class M Certificates and Class B Certificates then outstanding, of the aggregate of the following amounts to the extent not included in the Senior Principal Distribution Amount for the related loan group"

      The last sentence under the caption entitled "Principal Distributions on the Class M Certificates" on page S-54 of the prospectus supplement shall be replaced with the following language:

"Accordingly, each class of the Class M Certificates will not be entitled to any mortgagor prepayments for at least the first five years after the closing date, unless the Certificate Principal Balances of the Senior Certificates (other than the Class A-P Certificates) have been reduced to zero before the end of such period, and may receive no mortgagor prepayments or a disproportionately small portion of mortgagor prepayments during certain periods after this five year period."


                            BEAR, STEARNS & CO. INC.
                                   Underwriter

      The second sentence in the eighth paragraph under the caption entitled "Allocation of Losses; Subordination" on page S-55 of the prospectus supplement shall be replaced with the following language:

"Accordingly, the subordination provided to the Senior Certificates, other than the Class A-P Certificates, and to each class of Class M Certificates by the respective classes of certificates subordinate thereto with respect to Realized Losses allocated on any distribution date will be effected primarily by increasing the related Senior Percentage, or the respective Class M Certificate's allocable share, of future distributions of principal of the remaining mortgage loans."

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

      Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until August 23, 2001.